 GLOBALSTAR ANNOUNCES THIRD QUARTER 2024
FINANCIAL RESULTS

Covington, LA, November 7, 2024 -- Globalstar, Inc. (NYSE American: GSAT) (“Globalstar” or the “Company”) today announced its financial results for the third quarter ended September 30, 2024.

"Globalstar reported strong third quarter results highlighted by a 25% increase in total revenue. Net income and Adjusted EBITDA both benefited significantly from the increase in high-margin revenue with a favorable fluctuation in net income of $16 million and an increase in Adjusted EBITDA of 34%, reaching a record high during the quarter. Growth in wholesale capacity revenue continues to be the primary driver of our improved financial results with other recent business initiatives also contributing overall. As a result, we are increasing the low end of our revenue guidance to $245 million from $235 million and Adjusted EBITDA margin to 54% from 53%,” commented Rebecca Clary, Chief Financial Officer.

Dr. Paul E. Jacobs, Chief Executive Officer, said, “I am pleased with our third quarter results and progress on our long-term growth strategy. I am also extremely proud of the Globalstar team's efforts in response to the tragic events of Hurricanes Helene and Milton, during which we maintained excellent service quality throughout the impacted regions. Globalstar's system was commercially available and able to serve a dramatic increase in usage as numerous users affected by such events were able to access our satellites to request emergency assistance as well as communicate with friends and family."

Dr. Jacobs added, "In support of our mission to provide mainstream satellite connectivity, during the third quarter, the FCC approved our application to extend the term of our senior HIBLEO-4 constellation by an additional 15 years and operate up to 26 replacement satellites. This modification will enable us to continue to provide a variety of essential communications services to our customers.”

Dr. Jacobs concluded, “Building on the foundation of successful execution in our wholesale consumer segment, we recently announced a significant extension of the services agreements with our largest customer. The updated services agreements enable further growth of our mobile satellite services, and include a new satellite constellation, expanded ground infrastructure and increased global mobile satellite services licensing. We are pleased to enter this next phase of growth, and look forward to providing updates on a wide range of activities and initiatives at our upcoming investor day on December 12.”

THIRD QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2024 was $72.3 million, which was comprised of $68.9 million of service revenue and $3.4 million of revenue generated from subscriber equipment sales. Total revenue increased 25% from the prior year's third quarter due to an increase in service revenue.

Higher service revenue of $15.3 million, or 28%, was due predominantly to revenue generated from wholesale capacity services. Wholesale capacity revenue increased during the third quarter of 2024 due, in part, to the Company's achievement of performance-based bonuses under the services agreements, including an out-of-period amount of $7.5 million associated with 2023 and first half 2024 performance and first half 2024 performance.

We also continue to make progress on other strategic initiatives, including XCOM RAN equipment shipments, recognition of fees associated with a proof of concept with a government services company and other engineering contract work.

For our subscriber driven service revenue, Commercial IoT service revenue increased 5% from the prior year's third quarter due primarily to a 7% increase in average number of subscribers. Service revenue associated with legacy Duplex and SPOT services was lower due to fewer subscribers.

Income from operations

Income from operations was $9.4 million during the third quarter of 2024, compared to $2.0 million during the prior year's quarter. This variance was due primarily to higher revenue (as discussed above) partially offset by higher operating expenses.

Higher cost of services resulted from network operating costs, primarily personnel costs and maintenance. These costs are necessary to support our new and upgraded global ground infrastructure. A significant portion of these costs are reimbursed to us, and this consideration is recognized as revenue when earned in the subsequent year. We currently do not expect the operating costs that support existing Phase 1 services to increase meaningfully beyond current levels. Cost of services also increased due to product development efforts as well as non-cash costs associated with the Support Services Agreement (the “SSA”) we entered into in August 2023 in connection with the XCOM License Agreement.

Stock-based compensation increased from the prior year's third quarter due primarily to restricted stock units ("RSUs") granted in connection with the XCOM License Agreement in September 2023. The total fair value of the RSUs was $39.5 million and is being recognized over the derived service period of 2.6 years. We expect that nearly 60% of the compensation cost for these RSUs will be recognized during 2024.

Net income (loss)

Net income was $9.9 million for the third quarter of 2024, compared to net loss of $6.2 million for the prior year's quarter. This variance was due primarily to higher operating income, lower interest expense and a favorable fluctuation in foreign currency gains and losses due to the remeasurement of intercompany balances.

Adjusted EBITDA

Adjusted EBITDA increased 34% to $42.8 million during the third quarter of 2024 compared to $32.0 million during the prior year's third quarter, due primarily to an increase in high-margin service revenue. Adjusted EBITDA is a non-GAAP financial measure. For more information on its usage and presentation, as well as a reconciliation to GAAP net income (loss), refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA”.

YEAR TO DATE FINANCIAL REVIEW

Revenue

Total revenue was $189.2 million during the nine months ended September 30, 2024, which was comprised of $180.0 million of service revenue and $9.2 million of revenue generated from subscriber equipment sales. Total revenue increased 10% from the same period in 2023 due to an increase in service revenue, offset partially by a decrease in revenue generated from subscriber equipment sales.

Service revenue increased $24.8 million, or 16%, for the nine months ended September 30, 2024 compared to the same period in 2023. Consistent with the quarterly results discussed above, higher wholesale capacity revenue was the primary driver of the increase. Higher Commercial IoT subscribers and average revenue per user ("ARPU") also positively impacted this variance, offset partially by fewer Duplex and SPOT subscribers. ARPU is a non-GAAP financial measure. For more information, refer to “Schedule of Selected Operating Measures”.

Revenue generated from subscriber equipment sales decreased $7.0 million due primarily to the timing of Commercial IoT sales. Our pipeline for Commercial IoT opportunities remains strong, evidenced by a 14% increase in equipment sales volume on a consecutive quarter basis.

Income from operations

Income from operations was $3.3 million for the nine months ended September 30, 2024 compared to $11.8 million during the same period in 2023. This variance was primarily due to increases in revenue being offset by higher operating expenses. Higher stock-based compensation and cost of services were the primary expense increases during the first nine months of 2024, offset partially by lower cost of subscriber equipment.

Net income (loss)

Net loss was $12.9 million for the nine months ended September 30, 2024 compared to $9.6 million during the same period in 2023. This variance was due primarily to lower operating income and unfavorable fluctuations in foreign currency gains and losses due to the remeasurement of intercompany balances. These items were offset partially by a non-recurring, non-cash loss on extinguishment of debt incurred in 2023.

Adjusted EBITDA

Adjusted EBITDA increased 15% to $105.0 million for the nine months ended September 30, 2024 compared to $91.6 million during the same period in 2023. Generally consistent with the quarterly variance discussed above, an increase in high-margin service revenue was partially offset by higher operating expenses (both excluding adjustments for non-cash or non-recurring items).

Liquidity

As of September 30, 2024, we held cash and cash equivalents of $51.9 million, compared to $56.7 million as of December 31, 2023. During the first nine months of 2024, net cash flows generated from operations of $98.5 million and net cash flows from financing activities of $4.9 million were used to fund capital expenditures of $107.7 million (excluding the effect of exchange rate changes on cash).

Operating cash flows include cash receipts from our customers, primarily from the performance of wholesale capacity services, as well as from subscribers for the purchase of equipment and satellite voice and data services. We use cash in operating activities primarily for network costs, personnel costs, inventory purchases and other general corporate expenditures. Investing outflows largely relate to network upgrades for certain vendors, including milestone work under the satellite procurement agreement and the launch services agreement. Financing activities relate primarily to the 2021 and 2023 funding agreements with our largest customer.

FINANCIAL OUTLOOK

We are updating our previously issued financial outlook for full year 2024 with anticipated results below.

•Total revenue between $245 million and $250 million (prior anticipated range was $235 million to $250 million)
•Adjusted EBITDA margin of approximately 54% (prior anticipated margin was 53%)

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss its results at 5:00 p.m. Eastern Time (ET) on Thursday, November 7, 2024. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/ssnimn99

To participate in the earnings call via teleconference or to participate in the live Q&A session, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register.vevent.com/register/BIfbf09ce58a9544b79a79cf28dde1ae2a

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s low Earth orbit ("LEO") satellite constellation ensures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its 5G variant, n53, offer carriers, cable companies, and system integrators a versatile, fully licensed channel for private networks with a growing ecosystem to improve customer wireless connectivity, while Globalstar’s XCOM Radio Access Network ("RAN") product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation internet of things ("IoT") hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
Certain statements contained in this press release other than purely historical information, including, but not limited to, expectations regarding future revenue, financial performance, financial condition, liquidity, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our ability to integrate the licensed technology into our current line of business, our expectations with respect to the pursuit of terrestrial spectrum authorities globally, the success of current and potential future applications for our terrestrial spectrum, our ability to meet our obligations and attain the attempted benefits under the updated services agreements, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
Service revenue	$68,908	$53,643	$180,008	$155,245
Subscriber equipment sales	3,399	4,040	9,164	16,154
Total revenue	72,307	57,683	189,172	171,399
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	19,185	13,872	54,058	37,938
Cost of subscriber equipment sales	2,515	3,458	6,739	13,429
Marketing, general and administrative	10,439	12,090	31,438	31,843
Stock-based compensation	8,254	4,346	26,645	10,638
Reduction in the value of long-lived assets	231	35	536	35
Depreciation, amortization, and accretion	22,249	21,865	66,456	65,688
Total operating expenses	62,873	55,666	185,872	159,571
Income from operations	9,434	2,017	3,300	11,828
Other income (expense):
Loss on extinguishment of debt	—	—	—	(10,403)
Interest income and expense, net of amounts capitalized	(2,872)	(3,945)	(10,301)	(11,047)
Foreign currency gain (loss)	4,918	(4,151)	(3,417)	(206)
Other	186	25	(605)	373
Total other income (expense)	2,232	(8,071)	(14,323)	(21,283)
Income (loss) before income taxes	11,666	(6,054)	(11,023)	(9,455)
Income tax expense	1,732	115	1,922	185
Net income (loss)	$9,934	$(6,169)	$(12,945)	$(9,640)

Net income (loss) attributable to common shareholders	7,261	(8,842)	(20,906)	(17,572)
Net income (loss) per common share:
Basic	$0.00	$(0.00)	$(0.01)	$(0.01)
Diluted	0.00	$(0.00)	(0.01)	(0.01)
Weighted-average shares outstanding:
Basic	1,892,253	1,836,251	1,886,377	1,820,582
Diluted	1,910,061	1,836,251	1,886,377	1,820,582

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$51,916	$56,744
Accounts receivable, net of allowance for credit losses of $1,446 and $2,312, respectively	43,021	48,743
Inventory	11,877	14,582
Prepaid expenses and other current assets	20,638	22,584
Total current assets	127,452	142,653
Property and equipment, net	617,064	624,002
Operating lease right of use assets, net	34,364	34,164
Intangible and other assets, net of accumulated amortization of $14,742 and $12,385, respectively	138,681	123,490
Total assets	$917,561	$924,309
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$34,600	$34,600
Accounts payable and accrued expenses	34,417	28,985
Accrued satellite construction costs	1,015	58,187
Payables to affiliates	274	459
Deferred revenue, net	46,548	53,677
Total current liabilities	116,854	175,908
Long-term debt	359,759	325,700
Operating lease liabilities	28,554	29,244
Other non-current liabilities	18,301	14,478
Total non-current liabilities	406,614	369,422

Stockholders’ equity:
Series A Preferred Convertible Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at September 30, 2024 and December 31, 2023, respectively	—	—
Voting Common Stock of $0.0001 par value; 2,150,000,000 shares authorized; 1,892,348,276 and 1,881,194,682 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	189	188
Additional paid-in capital	2,466,279	2,438,703
Accumulated other comprehensive income	5,552	5,070
Retained deficit	(2,077,927)	(2,064,982)
Total stockholders’ equity	394,093	378,979
Total liabilities and stockholders’ equity	$917,561	$924,309

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (loss)	$9,934	$(6,169)	$(12,945)	$(9,640)

Interest income and expense, net	2,872	3,945	10,301	11,047
Derivative (gain) loss	(130)	56	849	(243)
Income tax expense	1,732	115	1,922	185
Depreciation, amortization, and accretion	22,249	21,865	66,456	65,688
EBITDA (1)	36,657	19,812	66,583	67,037

Non-cash compensation	8,254	4,346	26,645	10,638
Foreign exchange (gain) loss and other	(4,973)	4,070	3,175	(234)
Reduction in value of inventory and long-lived assets	266	35	571	35
Non-cash expenses and transaction costs associated with the License Agreement (2)	1,844	3,743	5,455	3,743
Transaction costs	757	—	2,571	—
Loss on extinguishment of debt	—	—	—	10,403
Adjusted EBITDA (1)	$42,805	$32,006	$105,000	$91,622

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)
In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”) with XCOM. Fees payable by Globalstar pursuant to the SSA were or may be paid in shares of its common stock. Costs also include the initial nonrecurring costs associated with the transaction as well as non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Service revenue:
Subscriber services
Duplex	$5,955	$7,978	$15,675	$20,088
SPOT	10,444	11,350	31,066	33,703
Commercial IoT	6,650	6,347	19,803	16,881
Wholesale capacity services	43,861	27,517	109,149	83,406
Government and other services	1,998	451	4,315	1,167
Total service revenue	68,908	53,643	180,008	155,245

Subscriber equipment sales	3,399	4,040	9,164	16,154

Total revenue	$72,307	$57,683	$189,172	$171,399

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Average subscribers
Duplex	26,535	33,501	27,899	35,143
SPOT	242,134	258,485	245,592	262,818
Commercial IoT	512,260	477,344	506,657	472,812
Other	286	376	298	391
Total	781,215	769,706	780,446	771,164

ARPU (1)
Duplex	$74.81	$79.38	$62.43	$63.51
SPOT	14.38	14.64	14.05	14.25
Commercial IoT	4.33	4.43	4.34	3.97

(1)    Average monthly revenue per user ("ARPU") measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.